                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-44532
                              Zero Coupon Convertible Senior Debentures due 2020
                                                           CUSIP No. 629568 AC 0


                             NABORS INDUSTRIES, INC.

                  PROSPECTUS SUPPLEMENT NO. 6 DATED MAY 4, 2001
                      TO PROSPECTUS DATED SEPTEMBER 6, 2000

         The selling securityholders table on pages 7 and 8 of the prospectus, as previously supplemented, is further amended by this supplement no. 6 to add the following entities as selling securityholders and to list the amounts of the securities beneficially owned and being offered for sale by such securityholders:

                                           ZERO COUPON CONVERTIBLE DEBENTURES
                                                         DUE 2020
                                         ---------------------------------------
                                              AMOUNT              AMOUNT OFFERED
SELLING SECURITYHOLDER                   BENEFICIALLY OWNED          FOR SALE
----------------------                   ------------------       --------------
AIB Corporate Bank                          $  19,500,000          $  19,500,000
Goldman Sachs and Company                   $   3,400,000          $   3,400,000
McMahan Securities Co. L.P.(1)              $     150,000          $     150,000
UBS Warburg LLC(2)                          $  20,000,000          $  20,000,000

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(1) The amounts previously listed for this selling securityholder have been sold. These amounts represent additional securities.

(2) Amounts are in addition to the $40,900,000 in securities previously registered by UBS Warburg LLC and affiliates. This entity and/or affiliates have provided, and may in the future provide, investment banking services to us, including acting as lead underwriter and/or co-manager with respect to offerings of debt and equity securities.